FIRST AMENDMENT
TO THE
THOMAS J. PENNISON, JR. AMENDED AND RESTATED TERMS OF EMPLOYMENT/LETTER OF UNDERSTANDING AND
SALARY CONTINUATION AGREEMENT

This First Amendment to the Thomas J. Pennison, Jr. Amended and Restated Terms of Employment/Letter of Understanding and Salary Continuation Agreement (the "Amendment") is dated as of January 10, 2008, and effective as of the seventh calendar day following execution of this Amendment (the "Effective Date").

Reference is made to the Thomas J. Pennison, Jr. Amended and Restated Terms of Employment/Letter of Understanding and Salary Continuation Agreement dated as of June 4, 2007 and effective as of June 1, 2007 (the "Letter of Understanding") by and between Ruth's Chris Steak House, Inc. ("Employer") and Thomas J. Pennison, Jr. ("Employee").

In connection with Employee's separation from Employer, Employer and Employee wish to amend the terms of the Letter of Understanding as set forth in this Amendment.

In consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Employee and Employer hereby agree as follows.

1. Term. Notwithstanding anything contained in Section 3 of the Letter of Understanding to the contrary, the term of Employee's employment shall continue until Employer shall have identified and hired Employee's successor and a reasonable transition period shall have occurred, such transition period will extend to March 31, 2008 (the "Termination Date"); provided, it can be extended by mutual written agreement between Employer and Employee, however, in no event shall the Termination Date extend beyond May 31, 2008. Employee shall be entitled to the compensation and benefits set forth in Sections 4 and 5 of the Letter of Understanding up to and including the Termination Date.

2. Severance Payments and Additional Benefits.

a. The parties hereto agree that Employee is entitled to the payments and benefits set forth in Section 7.d of the Letter of Understanding, which, except as may be otherwise provided herein or in the Letter of Understanding, shall be paid in accordance with Employer's standard payroll practices and policies during the period or periods specified therein. The parties agree that the payment required under Section 7.d.2 of the Letter of Understanding shall be determined with reference to Employee's bonus paid with respect to the Employer's 2006 fiscal year.

b. On the Effective Date Employer shall pay to Employee an amount such that after the payment by Employee of all income and employment taxes due with respect to such amount, there remains a balance of $100,000. For this purpose, Federal income tax shall be determined at the highest marginal tax rate.

3. Restricted Stock Awards. Provided that Employee does not breach the terms of the Letter of Understanding or this Amendment, Employer agrees not to exercise its rights under Sections 9 and 10(a)(ii) of the Restricted Stock Purchase Agreement dated November 8, 2004 between Employer and Employee (the "Restricted Stock Purchase Agreement") to repurchase unvested Employee's Restricted Shares (as defined in the Restricted Stock Purchase Agreement) at a cost of $0.05 per share. Provided that Employee does not breach the terms of the Letter of Understanding or this Amendment, all of Employee's restricted stock shall fully vest on the Termination Date, notwithstanding any provisions of Section 2 of the Restricted Stock Purchase Agreement to the contrary.

4. Non-Disparagement. In consideration of the payments and agreements of Employer mutually contemplated by this Amendment, Employer and Employee agree not to make any statements, orally or in writing, concerning the other or any of Employer's subsidiaries, affiliates, employees or representatives that are negative, defamatory or which otherwise could impair, damage or disparage the reputation of the other or such other entities or persons. Employee acknowledges that this provision is an integral component of this Amendment, and any violation of this provision will result in Employee's obligation to immediately return the amount described in Section 2.b of this Amendment and will void the provisions of Section 3 of this Amendment. Each party further agrees to pay the other's attorney's fees and costs reasonably incurred in connection with the enforcement of this provision; provided, however, that such fees and costs shall not be paid unless the party seeking enforcement of this Section 4 provides written notice to the other of a breach or anticipated breach hereof and a reasonable opportunity to cure any such breach, each prior to the initiation of such enforcement action.

5. Waiver and Release. In consideration of the amount payable under Section 2.b of this Amendment and the provisions of Section 3 hereof, Employee knowingly and voluntarily agrees to waive, settle, release and discharge Employer from any and all claims, demands, damages, actions or causes of action, including any claim for attorney's fees, which Employee may have against Employer, its subsidiaries and affiliates, and the officers, directors, employees, agents and legal representatives of each of them arising out of or relating to Employee's employment or Employee's separation from Employer, except as expressly provided by the Letter of Understanding and this Amendment. Employee understands that this waiver of rights includes any claims for damages Employee may have arising under any federal, state or local law, statutes, ordinances, or regulations pertaining to discrimination on the basis of sex, race, color, religion, creed, national origin, age or disability status, including workers' compensation and any claim for overtime or back pay, wages, unpaid wages, or penalties for unpaid wages and any other cause of action sounding in tort, quasi-tort, contract and/or discrimination, particularly, but not limited to, any rights Employee may have pursuant to the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, all oral or written contract rights, all common and civil law rights such as tort or personal injury of any sort, and any and all claims, relating to Employee's employment with Employer or Employee's separation from employment. Employee also acknowledges and agrees that Employee is waiving all rights to any claim for employee benefits, except as specifically provided in the Letter of Understanding and this Amendment and except for Employee's right to elect COBRA continuation coverage and receive benefits under Employer's retirement plan, if applicable. Employee further waives any right to file suit for any claim for damages Employee may have had under any and all laws and statutes including those identified in this Section. Employee further waives Employee's right to claim, receive or accept any monies, damages or other relief awarded as a result of any charge of discrimination or lawsuit which may be filed by Employee or anyone acting of Employee's behalf. Employee acknowledges that in exchange for the waiver contemplated by this Section, Employee is obtaining additional consideration from Employer to which Employee would not otherwise be entitled.

6. Right of Revocation. Employee may terminate this Amendment at any time prior to the Effective Date by delivering proper written notice to Employer.

7. Effect of Amendment; Entire Agreement. Except as expressly set forth in this Amendment, the Letter of Understanding shall continue in full force and effect. This Amendment and the Letter of Understanding reflect the entire agreement between Employee and Employer with respect to Employee's employment, and there are no other promises, agreements or understandings between Employee and Employer with respect to such employment.

8. Specified Employee. The parties acknowledge that Employee is a "specified employee" of Employer within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended. To the extent the amounts and benefits payable during the six-month period following Employee's Termination Date under Section 2.a hereof exceed in the aggregate more than $460,000, such excess, if any, shall be retained by the Employer and paid to Employee, without interest, on the first business day of the seventh calendar month following such Termination Date.

9. Letter of Understanding. Notwithstanding the terms of the Letter of Understanding or this Amendment to the contrary:

a. The definition of "Good Reason" set forth in Section 7.f of the Letter of Understanding shall be restated, as of the effective date thereof, to provide that such term shall mean a material diminution in Employee's authority, duties or responsibilities or base compensation, provided that Employee provides written notice of such diminution to Employer within 90 days thereof, Employer is provided a 30-day period following receipt of such notice during which such diminution may be cured, and, in the event a cure is not reasonably effected, Employee promptly separates from service thereafter.

b. Nothing contained in Section 9.a of the Letter of Understanding shall be deemed to prohibit Employee from managing, consulting or otherwise rendering services to a franchisee of Employer or its Subsidiaries or Affiliates.

c. Section 9.b.ii of the Letter of Understanding shall be deleted.

10. Retention of Certain Property. On and after his Termination Date, Employee shall be entitled to retain possession of Employer's computer, docking station and cell phone used by Employee in the course of provided services for Employer; provided that Employer shall not be responsible for any fees, maintenance or similar amounts with respect to such property after such date.

IN WITNESS WHEREOF, Employee and Employer have caused this Amendment to be duly executed as of the date first written above.

EMPLOYER:

RUTH'S CHRIS STEAK HOUSE, INC.

/s/ Thomas E. O'Keefe
By: Thomas E. O'Keefe

Its: Senior Vice President, General Counsel

EMPLOYEE:

/s/ Thomas J. Pennison, Jr.
Thomas J. Pennison, Jr.